BROWN SHOE REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

•	2010 consolidated net sales increased 11.7 percent to record $2.5 billion
•	Record year at Famous Footwear driven by same-store sales increase of 10.5 percent
•	2010 GAAP net earnings per diluted share of $0.85 versus $0.22 in 2009
•	2010 adjusted net earnings per diluted share of $0.97 versus $0.40 in 2009
•	Expects 2011 net sales to increase low double-digits, including sales from recently acquired American Sporting Goods brands
•	Expects 2011 GAAP net earnings per diluted share in the range of $1.25 to $1.32
•	Expects 2011 adjusted net earnings per diluted share in the range of $1.37 to $1.47

ST. LOUIS, March 15, 2011 – Brown Shoe Company, Inc. (NYSE:BWS, www.brownshoe.com) today reported financial results for the fourth quarter and full year ended January 29, 2011.

Net sales for the full year 2010 increased 11.7 percent versus the prior year, to a record $2.5 billion.  For the full year 2010, net earnings attributable to Brown Shoe Company, Inc. (hereafter “net earnings”) were $37.2 million, or $0.85 per diluted share, compared to net earnings of $9.5 million, or $0.22 per diluted share, in 2009.  On an adjusted basis, net earnings were $42.5 million, or $0.97 per diluted share, compared to net earnings of $17.0 million, or $0.40 per diluted share in 2009.

Net sales for the fourth quarter increased 6.8 percent from the fourth quarter of 2009 to $604.5 million.  Gross profit rate in the fourth quarter 2010 was 38.9 percent versus 41.1 percent in the year-ago period.  Increases in gross profit rate at the Company’s Famous Footwear and Specialty Retail divisions were offset by a greater-than-expected decline in gross profit rate at its Wholesale division, primarily resulting from sourcing and supply chain pressures as well as interruption associated with the implementation of its new information technology systems, which went live in December 2010.  Fourth quarter net earnings were $3.4 million, or $0.08 per diluted share, compared to net earnings of $5.0 million, or $0.12 per diluted share, in the fourth quarter of 2009.  On an adjusted basis, net earnings were $5.0 million, or $0.11 per diluted share, compared to net earnings of $8.1 million, or $0.19 per diluted share in the fourth quarter of 2009.  See Schedule 4 attached for a reconciliation to net earnings on a GAAP basis and the discussion of “Non-GAAP Financial Measures.”

Diane Sullivan, Brown Shoe’s President and Chief Operating Officer, stated, “2010 represented a very solid year of growth for our Company.  We generated double-digit sales gains and more than doubled our earnings from last year while setting several records in the process. The year included a terrific performance at Famous Footwear and our Wholesale brands delivered nearly a 20 percent sales improvement from the prior year.  We were pleased to deliver this improvement even as we faced challenges in the second half related to sourcing and supply chain inefficiencies as well as the systems migration within our Wholesale business in the fourth quarter.  As a result of these pressures, Wholesale gross margins declined 320 basis points for the full year.  We are intently focused on correcting the systems and supply chain issues that we faced and are well on our way to identifying and implementing solutions to reach these objectives.”

Sullivan continued, “Looking forward, we are confident in the core strength of our business and our strategic direction as well as the long-term opportunities for value creation afforded by our systems enhancements.  Our brands continue to improve their connection with consumers through innovative marketing, enhanced product styling and assortments, and we continue to achieve greater productivity in our retail portfolio.  We are excited to add American Sporting Goods’ athletic and outdoor brands to our portfolio and believe these brands represent a great strategic fit and will bolster our position in the healthy living market.  We expect our momentum to continue into 2011, despite planning our legacy Wholesale business more cautiously in the near-term as we work through our systems conversion, with consolidated net sales growth expected in the low double digits and adjusted EPS growth of approximately 22 percent, excluding anomalous costs of $0.19 per share in 2010.”

Full Year and Fourth Quarter Highlights:
•	Record consolidated net sales results for the full year;
•	Record fourth quarter and full year net sales for Famous Footwear driven by a full year same-store sales increase of 10.5 percent, including its best ever Back-to-School and Black Friday performances;
•	Famous Footwear more than doubled its operating profit performance in 2010 from the prior year to a record $90.4 million;
•
Ecommerce full year net sales exceeded $120 million, increasing by 21 percent for both the year and the fourth quarter, with double-digit percentage increases across all of its businesses for the year and the fourth quarter, including a 14.4 percent increase at Shoes.com;

•
Naturalizer net sales increased 14.4 percent and 11.9 percent for the full year and fourth quarter, respectively, across its multi-channel business, including a 7.2 percent same-store sales increase for the full year;

•	Wholesale net sales increased 19.4 percent and 15.1 percent for the full year and fourth quarter, respectively;
•	Acquired the remaining interest in Edelman Shoe, Inc. in June;
•	Acquired American Sporting Goods Corporation (ASG) in February 2011, further strengthening the Company’s healthy living platform.

Fourth Quarter 2010 Results:
Net Sales
In the fourth quarter of 2010, consolidated net sales rose 6.8 percent to $604.5 million from $566.0 million in the year-ago period.
•
Famous Footwear net sales were up 3.7 percent to $355.5 million, driven by a 4.9 percent same-store sales increase, which follows a 9.0 percent same-store sales gain in the fourth quarter of 2009, with positive performances across all genders, channels, and geographies.  Store productivity continued to improve during the quarter, with sales per square foot increasing to $187 on a trailing four quarter basis, versus $167 in the year-ago period.  During the quarter, Famous Footwear opened 10 stores and closed 18, ending the year with 1,110 stores;

•	Net sales in the Wholesale division rose 15.1 percent to $173.9 million, with increases across the majority of its brands and channels of distribution;
•	Net sales in the Specialty Retail division were $75.1 million, reflecting a 3.2 percent same-store sales increase; and
•
The increase in retail sales in the fourth quarter was supported by a 21.1 percent increase in Company-wide ecommerce net sales, including record results for Thanksgiving Day, Black Friday, and Cyber Monday.

Gross Profit
Gross profit increased by $2.9 million versus the year-ago period to $235.3 million.  As a percent of net sales, gross profit was 38.9 percent versus 41.1 percent last year reflecting several factors:
•
Famous Footwear’s gross profit rate increased by 50 basis points to 44.6 percent of net sales and Specialty Retail’s gross profit rate increased by 30 basis points to 40.6 percent of net sales.  The higher gross profit rate at Famous Footwear reflects the strong performance of higher-margin categories, such as boots, and 33 percent fewer store BOGO days than in the year-ago period.

•
Offsetting the strong retail performance was a decrease in Wholesale gross profit rate to 26.6 percent of net sales in the quarter from 34.6 percent in the year-ago period.  This was driven by several factors, including:

o
A continuation of industry-wide sourcing and supply chain issues that led to increased delivery costs and disruption in the timing of deliveries, leading to lower initial margins and greater markdowns and allowances; and

o	Order fulfillment was further aggravated by the business process changes, data conversion, and learning curves associated with the Company’s systems transition that went live in December.
•
Additionally, the Wholesale division, which carries a lower gross margin rate than the retail division, represented approximately 29 percent of consolidated net sales in the quarter versus approximately 27 percent in the previous year;

Selling and Administrative Expenses
Selling and administrative expenses increased to $226.9 million from $218.0 million in the year-ago period, attributable primarily to a 16 percent increase in marketing expense as well as increased selling and merchandising expenses to support investments in increased hours at Famous Footwear stores during the holiday season.  As a percent of net sales, selling and administrative expenses were 37.5 percent, a decrease of 110 basis points.  For the full year, selling and administrative expenses were impacted by an increase of approximately $29 million in marketing and incentive compensation costs.

Net Restructuring and Other Special Charges
Net restructuring and other special charges in the fourth quarter of 2010 were $2.5 million, or $0.03 per diluted share on an after-tax basis, related to the Company’s information technology initiatives and transaction costs associated with the Company’s recently announced acquisition of ASG.  The fourth quarter of 2009 included net restructuring and other special charges of $5.1 million, or $0.07 per diluted share on an after-tax basis, related to information technology initiatives and organizational changes, partially offset by a reduction of reserves for headquarters consolidation.

Operating Earnings
Operating earnings were $5.9 million, or 1.0 percent of net sales, compared to $9.3 million, or 1.6 percent of net sales, in the fourth quarter of 2009.

Net Interest and Tax
Net interest expense was $5.3 million and the Company recognized a $2.6 million tax benefit in the quarter.

Net Earnings
Net earnings were $3.4 million, or $0.08 per diluted share, versus net earnings of $5.0 million, or $0.12 per diluted share, in the year-ago quarter.

Balance Sheet
In January 2011, the Company amended and restated its $380 million credit agreement that extended its senior secured asset-based revolving credit facility to January 2016.  At quarter-end, the Company had $171.6 million in availability under its revolving credit facility and had $126.5 million in cash and cash equivalents.  In February 2011, the Company acquired ASG for $145 million in cash plus assumed net debt.  The acquisition was funded through its revolving credit facility that has been upsized by $150 million to $530 million, by exercising the designated event accordion, while still providing access to an additional $150 million accordion.

Inventory at quarter-end was $524.3 million versus $456.7 million in the year-ago period, increasing 14.8 percent, including a 7.8 percent increase in inventory at Famous Footwear.  Inventory at Wholesale increased 51.6 percent, reflecting a shift forward in deliveries to mitigate cost inflation and sourcing constraints, shipping challenges from systems conversion, and investments in growing brands.

Full Year 2011 Guidance
The Company is updating previously issued guidance to reflect its recent acquisition of ASG and ongoing challenges associated with its fourth quarter systems conversion.  The Company now expects to generate earnings per diluted share of $1.25 to $1.32 for the full year 2011.  This estimate includes $0.10 to $0.12 in accretion from the ASG brands, and also includes the impact of inventory purchase accounting on 2011 cost of goods sold as well as transaction and integration costs that are expected to be in the range of $0.12 to $0.15.  The flow of earnings in 2011 will be more weighted to the back-half than normal as the Company both anniversaries a strong first half in 2010 and incurs integration costs related to ASG and systems start-up issues in its legacy wholesale business.

Consolidated net sales for 2011 are expected to increase in the low double-digit range, which assumes an increase in same-store sales at Famous Footwear in the low- to mid-single digit range, an increase in legacy Wholesale net sales in the low- to mid-single digit range, and sales from ASG brands of more than $200 million.  Famous Footwear is expected to open five net new stores in 2011 (45 openings and 40 closings).  In the first quarter of 2011, consolidated net sales are expected to increase in the high-single digit range, which includes an increase in same-store sales at Famous Footwear in the low-single digit range and an increase in Wholesale net sales in the high teens range, which includes sales from ASG brands.

Depreciation and amortization of capitalized software and intangible assets are expected to total $62 million to $64 million and net interest expense is expected to approximate $27 million to $29 million for the full year of 2011.  The Company expects an effective tax rate of 33.5 to 34.0 percent for the full year of 2011 and purchases of property and equipment and capitalized software are targeted in the range of $58 million to $60 million for the full year of 2011.

Definitions
All references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings attributable to Brown Shoe Company, Inc. and diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net earnings and earnings per diluted share, respectively.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss fourth quarter and full year 2010 results will be held today at 9:00 a.m. ET.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) potential disruption to Brown Shoe’s business and operations as it integrates ASG into its business; (iii) potential disruption to Brown Shoe’s business and operations as it implements its information technology initiatives; (iv) Brown Shoe’s ability to utilize its new information technology system to successfully execute its strategies, including integrating ASG’s business; (v) intense competition within the footwear industry; (vi) rapidly changing fashion trends and purchasing patterns; (vii) customer concentration and increased consolidation in the retail industry; (viii) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China, where ASG has manufacturing facilities and both ASG and Brown Shoe rely heavily on third-party manufacturing facilities for a significant amount of their inventory; (ix) the ability to recruit and retain senior management and other key associates; (x) the ability to attract and retain licensors and protect intellectual property rights; (xi) the ability to secure/exit leases on favorable terms; (xii) the ability to maintain relationships with current suppliers; (xiii) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; (xiv) the ability to source product at a pace consistent with increased demand for footwear; and (xv) the impact of rising prices in a potentially inflationary global environment.  The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 30, 2010, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.5 billion global footwear company.  Brown Shoe’s Retail division operates Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 260 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading fashion and athletic footwear brands including Naturalizer, Dr. Scholl's, LifeStride, Sam Edelman, Franco Sarto, Via Spiga, Etienne Aigner, Vera Wang Lavender, Avia, ryka, And 1, and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:	For media:
Allison Malkin	Erin Conroy
ICR, Inc.	Brown Shoe
Allison.malkin@icrinc.com	econroy@brownshoe.com
203-682-8225	212-324-4515

SCHEDULE 1
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended

(Thousands, except per share data)	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

Net sales	$604,524	$565,972	$2,504,091	$2,241,968
Cost of goods sold	369,219	333,580	1,500,537	1,338,829

Gross profit	235,305	232,392	1,003,554	903,139

Selling and administrative expenses	226,924	217,972	922,976	859,693
Restructuring and other special charges, net	2,454	5,089	7,914	11,923

Operating earnings	5,927	9,331	72,664	31,523

Interest expense	(5,409)	(5,003)	(19,647)	(20,195)
Interest income	90	34	203	374

Earnings before income taxes	608	4,362	53,220	11,702

Income tax benefit (provision)	2,639	364	(16,160)	(1,259)

Net earnings	$3,247	$4,726	$37,060	$10,443

Less: Net (loss) earnings attributable to noncontrolling interests	(106)	(322)	(173)	943

Net earnings attributable to Brown Shoe Company, Inc.	$3,353	$5,048	$37,233	$9,500

Basic earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$0.08	$0.12	$0.85	$0.22

Diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$0.08	$0.12	$0.85	$0.22

Basic number of shares	42,372	41,602	42,156	41,585
Diluted number of shares	42,838	41,777	42,487	41,649

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	January 29, 2011	January 30, 2010
ASSETS

Cash and cash equivalents	$126,548	$125,833
Receivables	113,937	84,297
Inventories	524,250	456,682
Deferred income taxes	4,503	17,894
Income taxes	10,195	4,163
Prepaid expenses and other current assets	28,848	19,380
Total current assets	808,281	708,249

Other assets	133,538	110,810
Deferred income taxes	–	2,304
Intangible assets, net	70,592	77,226
Property and equipment, net	135,632	141,561
Total assets	$1,148,043	$1,040,150

LIABILITIES AND EQUITY

Borrowings under revolving credit agreement	$198,000	$94,500
Trade accounts payable	167,190	177,700
Other accrued expenses	146,715	141,863
Total current liabilities	511,905	414,063

Long-term debt	150,000	150,000
Deferred rent	34,678	38,869
Deferred income taxes	11,534	–
Other liabilities	24,017	25,991
Total other liabilities	220,229	214,860

Total Brown Shoe Company, Inc. shareholders’ equity	415,080	402,171
Noncontrolling interests	829	9,056
Total equity	415,909	411,227
Total liabilities and equity	$1,148,043	$1,040,150

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Fifty-two Weeks Ended
(Thousands)	January 29, 2011	January 30, 2010

OPERATING ACTIVITIES:
Net earnings	$37,060	$10,443
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities:
Depreciation	33,149	36,459
Amortization of capitalized software	10,506	7,867
Amortization of intangibles	6,667	6,774
Amortization of debt issuance costs	2,195	2,195
Share-based compensation expense	6,144	4,673
Tax deficiency related to share-based plans	87	58
Loss on disposal of facilities and equipment	1,089	1,180
Impairment charges for facilities and equipment	2,762	3,928
Deferred rent	(4,191)	(2,845)
Deferred income taxes	27,229	15,414
Provision for doubtful accounts	516	727
Foreign currency transaction gains	(18)	(106)
Changes in operating assets and liabilities:
Receivables	(30,088)	(714)
Inventories	(66,568)	11,166
Prepaid expenses and other current and noncurrent assets	(9,440)	(1,601)
Trade accounts payable	(10,754)	24,987
Accrued expenses and other liabilities	2,668	285
Income taxes	(5,993)	2,742
Other, net	(5,332)	(5,554)
Net cash (used for) provided by operating activities	(2,312)	118,078

INVESTING ACTIVITIES:
Purchases of property and equipment	(30,781)	(24,880)
Capitalized software	(24,046)	(25,098)
Net cash used for investing activities	(54,827)	(49,978)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	1,051,500	848,900
Repayments under revolving credit agreement	(948,000)	(866,900)
Acquisition of noncontrolling interests (Edelman Shoe, Inc.)	(32,692)	–
Dividends paid	(12,254)	(12,009)
Debt issuance costs	(2,636)	–
Proceeds from stock options exercised	926	107
Contributions by noncontrolling interests	527	–
Tax deficiency related to share-based plans	(87)	(58)
Net cash provided by (used for) financing activities	57,284	(29,960)
Effect of exchange rate changes on cash and cash equivalents	570	793
Increase in cash and cash equivalents	715	38,933
Cash and cash equivalents at beginning of year	125,833	86,900

Cash and cash equivalents at end of year	$126,548	$125,833

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Operating Earnings, Net Earnings and Diluted Earnings Per Share (GAAP Basis) to Adjusted Operating Earnings, Net Earnings and Diluted Earnings Per Share (Non-GAAP Basis)

	4th Quarter 2010			4th Quarter 2009
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP earnings	$ 5,927	$ 3,353	$0.08	$ 9,331	$ 5,048	$ 0.12

Charges / Other Items:
IT initiatives	1,335	893	0.02	2,329	1,371	0.03

Acquisition-related costs	1,119	724	0.01	–	–	–

Headquarters consolidation	–	–	–	(1,864)	(1,139)	(0.03)

Organizational changes	–	–	–	4,624	2,825	0.07

Total charges / other items	2,454	1,617	0.03	5,089	3,057	0.07

Adjusted earnings	$ 8,381	$ 4,970	$ 0.11	$ 14,420	$ 8,105	$ 0.19

	2010			2009
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP earnings	$ 72,664	$ 37,233	$ 0.85	$ 31,523	$ 9,500	$ 0.22

Charges / Other Items:
IT initiatives	6,795	4,536	0.10	9,163	5,772	0.14

Acquisition-related costs	1,119	724	0.02	–	–	–

Headquarters consolidation	–	–	–	(1,864)	(1,139)	(0.03)

Organizational changes	–	–	–	4,624	2,825	0.07

Total charges / other items	7,914	5,260	0.12	11,923	7,458	0.18

Adjusted earnings	$ 80,578	$ 42,493	$0.97	$ 43,446	$ 16,958	$0.40

SCHEDULE 5

BROWN SHOE COMPANY, INC.
OPERATING RESULTS BY MAJOR SEGMENT

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	4th Quarter 2010	4th Quarter 2009	4th Quarter 2010	4th Quarter 2009	4th Quarter 2010	4th Quarter 2009

Net Sales	$355.5	$342.7	$173.9	$151.1	$75.1	$72.2

Gross Profit	$158.5	$151.1	$46.3	$52.2	$30.5	$29.1

Gross Profit Rate	44.6%	44.1%	26.6%	34.6%	40.6%	40.3%

Operating Earnings (Loss)	$14.3	$13.9	$0.8	$10.7	$(1.0)	$(2.4)

Operating Earnings (Loss) %	4.0%	4.0%	0.5%	7.1%	(1.3)%	(3.3)%

Same-store Sales %	4.9%	9.0%	-	-	3.2%	7.6%

Number of Stores	1,110	1,129	-	-	259	282

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	2010	2009	2010	2009	2010	2009

Net Sales	$1,486.5	$1,363.6	$754.4	$631.8	$263.2	$246.6

Gross Profit	$669.0	$592.9	$222.0	$205.8	$112.5	$104.4

Gross Profit Rate	45.0%	43.5%	29.4%	32.6%	42.8%	42.4%

Operating Earnings (Loss)	$90.4	$44.6	$32.2	$41.1	$(6.0)	$(14.2)

Operating Earnings (Loss) %	6.1%	3.3%	4.3%	6.5%	(2.3)%	(5.8)%

Same-store Sales %	10.5%	0.5%	-	-	6.6%	0.8%